SWIFT ENERGY COMPANY
                          1990 STOCK COMPENSATION PLAN
                    (AMENDED AND RESTATED AS OF MAY 13, 1997)


1.       PURPOSE.

         This 1990 Stock  Compensation  Plan (Amended and Restated as of May 13,
1997) (the "Plan") is intended as an incentive to encourage stock ownership by certain officers and employees of SWIFT ENERGY COMPANY (the "Company"), or of its subsidiary corporations (the "Subsidiaries," as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time), so that they may acquire or increase their proprietary interest in the success of the Company and Subsidiaries, and to encourage them to remain in the employ of the Company or of the Subsidiaries. The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.       DEFINITIONS.

         For purposes of this Plan, the following terms shall have the meanings set forth below:

          (a) "AWARD" or "AWARDS" means an award or grant made to a Participant under Sections 6 through 9, inclusive, of the Plan.

          (b) "BOARD" means the Board of Directors of the Company.

          (c) "CODE" means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

          (d) "COMMITTEE" means the Compensation Committee of the Board, or any committee of the Board performing similar functions, constituted as provided in
Section 3 of the Plan.

          (e) "COMMON STOCK" means the Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

          (f) "COMPANY" means Swift Energy Company, a Texas corporation, or any successor corporation.

          (g) "DEFERRED COMPENSATION STOCK OPTION" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is specifically designated as such.

          (h) "DISABILITY" means permanent and total disability. An individual is permanently and totally disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          (i) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

          (j) "FAIR MARKET VALUE" means on any given date (i) the highest closing price of the Common Stock on any established national exchange or exchanges or, if no sale of Common Stock is made on such day, the next preceding day on which there was a sale of such stock, or (ii) if the Common Stock is not listed on an established stock exchange, the mean between the closing bid and low asked quotations of the Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. for such date.

          (k)  "IMMEDIATE   FAMILY   MEMBER"  means  the  spouse,   children  or
grandchildren of the Participant.



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          (l) "INCENTIVE STOCK OPTION" means any Stock Option (as defined below)
that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

          (m) "NONQUALIFIED STOCK OPTION" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

          (n) "PARTICIPANT" means an employee of the Company or a Subsidiary or an individual who is performing services for either entity and who is granted an Award under the Plan.

          (o) "PERFORMANCE BONUS AWARD" means an Award of cash and/or shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

          (p) "PLAN" means this Swift Energy Company 1990 Stock Compensation Plan (Amended and Restated as of May 9, 1995), as set forth herein and as it may be hereafter amended.

          (q) "RESTRICTED AWARD" means an Award granted pursuant to the provisions of Section 8 of the Plan.

          (r) "RESTRICTED STOCK GRANT" means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

          (s) "RESTRICTED UNIT GRANT" means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

          (t) "STOCK APPRECIATION RIGHT" means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

          (u) "STOCK OPTION" means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

          (v) "SUBSIDIARY" means any corporation or entity in which the Company directly or indirectly controls 50% or more of the total voting power of all classes of its stock having voting power.

          (w) "TEN PERCENT SHAREHOLDER" means a person who owns (or is considered to own after taking into account the attribution of ownership rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

3.       ADMINISTRATION.

          (a) The Plan shall be administered by the Committee, as appointed from time to time by the Board. The Board may from time to time remove members from, or add members to, the Committee. The Committee shall be constituted so as to permit the Plan to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission ("SEC") under the Exchange Act or any successor rule ("Rule 16b-3") and shall initially be comprised of not less than two of the members of the Board who are "Non-Employee Directors" as defined in Rule 16b-3.

          (b) A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

          (c) The Committee is authorized to construe and interpret the Plan, to promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be binding upon all Participants and any person validly claiming under or through any Participant.

          (d) The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its


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authority  with regard to selection  for  participation  of, and the granting of
Awards to, persons subject to Sections 16(a) and 16(b) of the Exchange Act or who are eligible to receive Awards under this Plan.

          (e) The Committee is expressly authorized to make modifications to the Plan as necessary to effectuate the intent of the Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan, subject to those restrictions that are set forth in Section 14 below.

          (f) The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

4.       ELIGIBILITY.

          Persons eligible for Awards under the Plan shall consist of employees (including officers, whether or not they are directors) of the Company or its Subsidiaries who from time to time shall be designated by the Committee, and, with respect to Nonqualified Stock Options only, may, at the discretion of the Committee, consist of retired former employees of the Company or its subsidiaries. Any person who shall be eligible for Awards under this Plan shall not be eligible to participate in the Company's 1990 Nonqualified Stock Option Plan, as amended.

5.       DURATION OF AND COMMON STOCK SUBJECT TO PLAN.

          (a) TERM. The Plan shall terminate on April 1, 2000 except with respect to Awards then outstanding.

          (b) SHARES OF COMMON STOCK SUBJECT TO PLAN. The maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan (the "Plan Maximum") shall be 2,500,000, subject to adjustment as provided in
Section 12 below. Common Stock issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. The following terms and conditions shall apply to Common Stock subject to the
Plan:

                    (i) In no event shall more than the Plan Maximum be cumulatively available for Awards under the Plan;

                    (ii) For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations (A) the number of shares of Common Stock subject to issuance upon exercise or settlement of Awards (regardless of vesting), and (B) the number of shares of Common Stock which equal the value of Restricted Unit Grants or Stock Appreciation Rights determined at the dates on which such Awards are granted;

                    (iii) If any Awards are forfeited, terminated, expire unexercised, settled in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were previously subject to the Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of the Awards; and

                    (iv) Any shares of Common Stock which are used as full or partial payment to the Company by a Participant of the purchase price of shares of Common Stock upon exercise of a Stock Option shall again be available for Awards under the Plan.

          (c) GRANTS. No Award shall be granted hereunder prior to April 1, 1991; provided, however, that Awards may be granted hereunder at such earlier date as it shall be determined through SEC regulation or administrative regulation or position or based upon an opinion of counsel to the Company that the Committee shall be comprised of "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

6.       STOCK OPTIONS.

          Stock Options granted under the Plan may be in the form of Incentive Stock Options, Non-Qualified Stock Options or Deferred Compensation Stock Options (collectively, the "Stock Options"). Stock Options shall be subject to the following terms and conditions, and each Stock Option shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:



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          (a) GRANT. Stock Options shall be granted separately. In no event will
Stock Options or Awards be issued in tandem whereby the exercise of one affects the right to exercise the other.

          (b) STOCK OPTION PRICE. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant. However, in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of the Stock Option. In the case of a Ten Percent Shareholder, the exercise price of an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of the grant.


          (c) OPTION TERM. The term of each Stock Option, other than an Incentive Stock Option, shall be fixed by the Committee. The term of Incentive Stock Options shall not exceed ten (10) years after the date the Incentive Stock Option is granted, and the term of any Incentive Stock Options granted to Ten Percent Shareholders shall not exceed five (5) years after the date of the grant.

          (d) EXERCISABILITY.

                    (i) Incentive Stock Options and  Nonqualified  Stock Options
          shall be exercisable in installments as provided in the following sentence, or as the Compensation Committee in its sole discretion shall otherwise determine, and shall be subject to such other terms and conditions as the Committee shall determine at the date of grant; provided, however, that except as provided in Sections 10(a), 10(b), 10(c) and 13, no Incentive Stock Option or Nonqualified Stock Option shall be exercisable prior to the first anniversary date of the date of grant (hereinafter, "Anniversary Date"). Incentive Stock Options and Nonqualified Stock Options may be exercised as to twenty percent (20%) of the shares covered thereby beginning on the first Anniversary Date, thereafter, an additional twenty percent (20%) of shares subject to such stock options shall be exercisable beginning on the Anniversary Date in each of the following four years, except as otherwise provided in Sections 10(a), 10(b), 10(c) and 13.

                    (ii) Reload Options shall become exercisable in accordance with Section 6(h)(iii) hereof.

                    (iii) Deferred Compensation Stock Options shall become exercisable in accordance with the terms of the grant thereof as established by the Committee.

          (e) METHOD OF EXERCISE. Subject to applicable exercise restrictions set forth in Section 6(d) above, a Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice shall be accompanied by payment in full of the purchase price. The purchase price may be paid by any of the following methods, subject to the restrictions set forth in Section 6(f) hereof:

                    (i) in cash, by certified or cashier's check, by money order or by personal check (if approved by the Committee) of an amount equal to the aggregate purchase price of the shares of Common Stock to which such exercise relates;

                    (ii) if acceptable to the Committee, by delivery of shares of Common Stock already owned by the Participant, which shares, including any cash tendered therewith, have an aggregate Fair Market Value (determined as of the date preceding the Company's receipt of exercise notice) equal to the aggregate purchase price of the shares of Common Stock to which such exercise relates; or

                    (iii) if acceptable to the Committee, by delivery to the Company of an exercise notice that requests the Company to issue to the Participant the full number of shares of Common Stock as to which the Stock Option is then exercisable, less the number of shares of Common Stock that have an aggregate Fair Market Value (determined as of the date preceding the Company's receipt of the exercise notice) equal to the aggregate purchase price of the shares of Common Stock to which such exercise relates.

          (f) RESTRICTIONS ON METHOD OF EXERCISE. Notwithstanding the foregoing payment provisions, the Committee, in granting Stock Options pursuant to the Plan, may limit the methods by which a Stock Option may be exercised by any person and, in processing any purported exercise of a Stock Option granted



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pursuant to the Plan, may refuse to recognize the method of exercise selected by the Participant (other than the method of exercise set forth in Section 6(e)(i)), if, in the opinion of counsel to the Company, (i) the Participant is, or within the six months preceding such exercise was, subject to reporting under
Section 16(a) of the Exchange Act, and (ii) there is a substantial likelihood that the method of exercise selected by the Participant would subject the Participant to substantial risk of liability under Section 16 of the Exchange Act. Furthermore, no Incentive Stock Option may be exercised in accordance with the methods of exercise set forth in subsections 6(e)(ii) and 6(e)(iii) above unless, in the opinion of counsel to the Company, such exercise would not have a material adverse effect upon the incentive stock option tax treatment of any outstanding Incentive Stock Options or Incentive Stock Options (other than the particular option or options then exercised in accordance with such subsection 6(e)(ii) or 6(e)(iii)) granted pursuant to the Plan.

          (g) TRANSFERABILITY OF NONQUALIFIED STOCK OPTIONS. The Committee may, in its discretion, authorize all or a portion of any Nonqualified Stock Option to be on terms which permit transfer by the Participant to (i) a retirement or pension plan for the benefit of the Participant, (ii) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iv) a charitable trust or trusts created or controlled by the Participant, or (v) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Stock Option must be approved by the Committee, and the Stock Option or an amendment thereto must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Options shall be prohibited except to a transferee to whom the Participant could have transferred the Option pursuant to this Section 6(g) or by will or the laws of descent and distribution, after which assignment Section 10(a) hereof shall apply to exercise of the Option by the assignee. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for all purposes hereof the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment of Section 10 hereof shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 10.

          (h) TAX WITHHOLDING. In addition to the alternative methods of exercise set forth in Section 6(e), holders of Nonqualified Stock Options, subject to the discretion of the Committee, may be entitled to elect at or prior to the time the exercise notice is delivered to the Company, to have the Company withhold from the shares of Common Stock to be delivered upon exercise of the Nonqualified Stock Option the number of shares of Common Stock (determined based on the Fair Market Value as of the date preceding the Company's receipt of the exercise notice) that is necessary to satisfy any withholding taxes attributable to the exercise of the Nonqualified Stock Option. If withholding is made in shares of the Common Stock pursuant to the method set forth above, the Committee, in its discretion, may grant "Reload Option(s)" (as defined in Section 6(i) below) on the terms specified in Section 6(i) below for the number of shares so withheld. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect to satisfy his or her withholding tax obligation in respect of any exercise as contemplated above if, in the opinion of counsel to the Company, (i) the holder of the Nonqualified Stock Option is, or within the six months preceding such exercise was, subject to reporting under
Section 16(a) of the Exchange Act, (ii) there is a substantial likelihood that the election or timing of the election would subject the holder to a substantial risk of liability under Section 16 of the Exchange Act, or (iii) such withholding would have an adverse tax or accounting effect to the Company.

          (i) GRANT OF RELOAD OPTIONS. Whenever the Participant holding any Incentive Stock Option or Nonqualified Stock Option (the "Original Option") outstanding under this Plan (including any "Reload Options" granted under the provisions of this Section 6(i)) exercises the Original Option and makes payment of the option price by tendering shares of the Common Stock previously held by him or her pursuant to Section 6(e)(ii) hereof, or by taking delivery of a net number of shares of Common Stock upon exercise of an option pursuant to Section 6(e)(iii) hereof, then the Committee may grant a new option (the "Reload Option") for that number of additional shares of Common Stock which is equal to the number of shares tendered by the Participant (or credited on behalf of the Participant) in payment of the option price for the Original Option being exercised. All such Reload Options granted hereunder shall be on the following terms and conditions:

                    (i) The Reload Option price per share shall be an amount equal to the then current Fair Market Value per share of the Common Stock, determined as of the date of the Company's receipt of the exercise notice for the Original Option;



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                    (ii) The option exercise period shall expire, and the Reload
          Option shall no longer be exercisable, on the expiration of the option period of the Original Option or two (2) years from the date of the grant of the Reload Option, whichever is later;

                    (iii) Any Reload Option granted under this Section 6(h) shall vest and first become exercisable one (1) year following the date of exercise of the Original Option; and

                    (iv) All other terms of Reload Options granted hereunder shall be identical to the terms and conditions of the Original Option, the exercise of which gives rise to the grant of the Reload Option.

Even if the shares of Common Stock which are issued upon exercise of the Original Option are sold or exchanged within one (1) year following the exercise of the Original Option such that the sale constitutes a disqualifying disposition for Incentive Stock Option treatment under the Code, no provision of this Plan shall be construed as prohibiting such a sale.

          (j) SPECIAL RULE FOR INCENTIVE STOCK OPTIONS. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date Incentive Stock Options are granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000) as of the time the option with respect to such stock is granted or such other limits as may be required by the Code.

          (k) DEFERRED COMPENSATION STOCK OPTIONS. Deferred Compensation Stock Options are intended to provide a means by which compensation payments can be deferred to future dates. The number of shares of Common Stock subject to a Deferred Compensation Stock Option shall be determined by the Committee, in its sole discretion, in accordance with the following formula:

             Amount of Compensation to be Deferred
             -------------------------------------        =    Number of Shares
             Fair Market Value - Stock Option Price

Amounts of compensation deferred may include amounts earned under Awards granted under the Plan or under any other compensation plan, program, or arrangement of the Company as permitted by the Committee.

          (l) INCENTIVE STOCK OPTIONS. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under such Section 422 of the Code. To the extent permitted under Section 422 of the Code or applicable regulations thereunder or any applicable Internal Revenue Service pronouncements:

                    (i) if a Participant's employment is terminated by reason of death or Disability and the portion of any Incentive Stock Option that becomes exercisable during the post-termination period specified in
          Section  10(a) or 10(b) exceeds the $100,000  limitation  contained in
          Section 422(d) of the Code set forth in Section 6(i) above, such excess shall be treated as a Nonqualified Stock Option; and

                    (ii)  if  the  exercise  of an  Incentive  Stock  Option  is accelerated by reason of a Change in Control (as defined in Section 13 below), any portion of such Option that exceeds the $100,000 limitation set forth in Section 6(i) above shall be treated as a Nonqualified Stock Option.

7.       STOCK APPRECIATION RIGHTS.

          The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable:

          (a) STOCK APPRECIATION RIGHTS. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to (or if the Committee shall determine at the time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of



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a share of Common Stock on t date of grant of the Stock  Appreciation  Right, or such other price as may be set by the Committee, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

          (b) GRANT. A Stock Appreciation Right shall be granted separately. In no event will Stock Appreciation Rights and other Awards be issued in tandem whereby the exercise of one such Award affects the right to exercise the other.

          (c) EXERCISE. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee, except that in no event shall a Stock Appreciation Right be exercisable prior to the first Anniversary Date of the date of grant. The Committee shall establish procedures to provide that, with respect to any Participant subject to Section 16(b) of the Exchange Act who would receive cash in whole or in part upon exercise of the Stock Appreciation Right, such exercise may only occur during an exercise period described in Rule 16b-3(e)(3)(iii) (as such provision exists from time to time) which, as of the date of adoption of this Plan, is a period beginning on the third (3rd) business day following the Company's public release of quarterly or annual summary statements of sales and earnings and ending on the twelfth (12th) business day following such public release ("Window Period"). To the extent it is not inconsistent with the preceding sentence, the Committee, in its discretion, may provide that a Stock Appreciation Right shall be automatically exercised on one or more specified dates, or that a Stock Appreciation Right may be exercised during only limited time periods.

          (d) FORM OF PAYMENT. Payment to the Participant upon exercise of a Stock Appreciation Right may be made (i) in cash, by certified or cashier's check or by money order, (ii) in shares of Common Stock, (iii) in the form of a Deferred Compensation Stock Option, or (iv) any combination of the above, as the Committee shall determine. The Committee may elect to make this determination either at the time the Stock Appreciation Right is granted, or with respect to payments contemplated in clauses (i) and (ii) above, at the time of the exercise.

8.       RESTRICTED AWARDS.

          Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions, and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

          (a) RESTRICTED STOCK GRANTS. A Restricted Stock Grant is an Award of shares of Common Stock transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, as set forth in Section 8 (d) below. Further, as a condition to the grant of Restricted Stock to any Participant who, at the date of grant has not been employed by the Company and has not performed services for the Company, the Committee shall require such Participant to pay at least an amount equal to the par value of the shares of Common Stock subject to the Restricted Stock Grant within thirty (30) days of the date of the grant, and failure to pay such amount shall result in an automatic termination of the Restricted Stock Grant.

          (b) RESTRICTED UNIT GRANTS. A Restricted Unit Grant is an Award of units granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units upon termination of employment for specified reasons within a specified period of time, and restrictions on the sale, assignment, transfer or other disposition of the units. Based on the discretion of the Committee at the time a Restricted Unit Grant is awarded to a Participant, a unit will have a value (i) equivalent to one share of Common Stock, or (ii) equivalent to the excess of the Fair Market Value of a share of Common Stock on the date the restriction lapses over the Fair Market Value of a share of Common Stock on the date of the grant of the Restricted Unit Grant (or over such other value as the Committee determines at the time of the grant).

          (c) GRANT OF AWARDS. Restricted Awards shall be granted separately under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Awards, however, may not be granted in tandem with other Awards whereby the exercise of one such Award affects the right to exercise the other. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Restricted Award made to any Participant. Each Participant receiving a
Restricted Stock Grant shall be issued a stock certificate in respect of the shares of Common Stock. The certificate shall be registered in the name of the Participant, shall be accompanied by a stock power duly executed by the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Award. The certificate evidencing the shares shall be held in custody by the Company until the restrictions imposed thereon shall have lapsed or been removed.

          (d) RESTRICTION PERIOD. Restricted Awards shall provide that in order for a Participant to vest in the Awards, the Participant must continuously provide services for the Company or its Subsidiaries, subject to relief for specified reasons, for a period of not less than one (1) year commencing on the date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award ("Restriction Period"). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments), the Participant shall be entitled to receive his or her Restricted Award or the applicable portion thereof, as the case may be. Upon termination of a Participant's employment with the Company or any Subsidiary for any reason during the Restriction Period, all or a portion of the shares or units, as applicable, that are still subject to a restriction may vest or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

          (e) PAYMENT OF AWARDS. A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the units covered by the Award upon the expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the conclusion of the respective Restriction Period (i) in cash, by certified or cashier's check or by money order, (ii) in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made, (iii) in the form of a Deferred Compensation Stock Option, or (iv) in any combination of the above, as the Committee shall determine, subject, however, to any applicable Window Period requirement imposed by the Committee with respect to Restricted Unit Grants settled in whole or in part in cash. The Committee may elect to make this determination either at the time the Award is granted, or with respect to payments contemplated in clause (i) and
(ii) above, at the time the Award is settled.

          (f) RIGHTS AS A SHAREHOLDER. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which the dividends are issued.

9.       PERFORMANCE BONUS AWARDS.

          Performance Bonus Awards granted under the 1990 Plan may be in the form of cash or shares of Common Stock, or a combination thereof. If a Performance Bonus Award is a combination of cash and Common Stock, the portion of the Performance Bonus Award comprising cash and Common Stock will be determined by the Board based upon the Board's judgment as to the best interests of the Company as a whole, taking into account both long-term and short-term strategic goals. Performance Bonus Awards shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the express provisions of the 1990 Plan, in such form as the Committee shall deem desirable:

          (a) GRANT OF AWARDS. Performance Bonus Awards will be granted on the basis of Company performance as well as the Committee's judgment as to each Participant's contribution to Company Performance. Company performance will generally be analyzed in terms of (i) short-term results as measured by increases in earnings per share and increases in cash flow and (ii) long-term results as measured by changes in the volume of the proved oil and gas assets of the Company and changes in the probable reserves as reflected in defined prospects which the Company has available to drill. In addition to the measures of performance set forth above, the Committee will evaluate and rate the individual contribution of each of the Participants to the Company's achievement of its goals. Performance will be classified as "Excellent," "Good+," "Good," or "Good-." The Committee will give bonus consideration to Participants only when Company performance and individual contribution are "Excellent," "Good+" or "Good." The three major measures of performance - short-term Company results, long-term Company results and individual contribution - will be given equal weight. The Committee may consider other factors as well when it considers such other factors to be appropriate.

          (b) PERFORMANCE FACTORS. The Committee shall evaluate the following performance factors for a particular calendar year ("Performance Factors") in ascertaining the numerical rating factors ("Rating Factors") to be used in determining a Participant's Performance Bonus Award under the formula set forth in Section 9(c) below:

                  (1)      SHORT TERM INCENTIVE FACTORS.

                  (i) Annual increases in earnings per share of the Company ("Earnings Per Share") as reflected from the end of one year to the end of the immediately following calendar year, shall be ascribed the following Rating Factors, subject to any adjustment deemed necessary by the Committee in light of circumstances affecting the Company's Earnings Per Share, with one set of Rating Factors applying to the Chief Executive Officer of the Company ("CEO Rating Factors") and another set of Rating Factors applying to all other Participants ("Other Rating Factors"):


     EARNINGS PER SHARE                                        PARTICIPANTS' NUMERICAL         CEO RATING
          INCREASE                   CLASSIFICATION                RATING FACTORS               FACTORS
----------------------------- ----------------------------- -----------------------------   ------------------
Below 15%                              Good-                                    0                          0
15% - 17.5%                            Good                             0 - 0.175                  0 - 0.349
17.6% - 22.5%                          Good+                        0.175 - 0.290              0.349 - 0.583
22.6% and above                        Excellent                    0.290 - 0.350              0.583 - 0.70


             (ii) Annual increases in cash flow per share of the Company ("Cash Flow Per Share") as reflected from the end of one year to the end of the immediately following calendar year, shall be ascribed the following Rating Factors, subject to any adjustment deemed necessary by the Committee in light of circumstances affecting the Company's Cash Flow Per Share.


     CASH FLOW PER SHARE                                       PARTICIPANTS' NUMERICAL       CEO RATING
          INCREASE                   CLASSIFICATION                RATING FACTORS              FACTORS
----------------------------- ----------------------------- ----------------------------- ------------------
Below 15%                              Good-                                        0                  0
15% - 17.5%                            Good                             0 - 0.175              0 - 0.349
17.6% - 22.5%                          Good+                            0.175 - 0.290      0.349 - 0.583
22.6% and above                        Excellent                        0.290 - 0.350      0.583 - 0.70


             (iii)The short term incentive factor shall be the average of the percentages for increases in Earnings Per Share and Cash Flow Per Share with Earnings Per Share and Cash Flow Per Share having equal weight within the short term incentive factor. When combined as an average, the short term incentive factors will have a weight of 0.334.

                  (2)      LONG TERM INCENTIVE FACTORS.

            (i) Increases in the Company's volume of oil and gas proved reserves as defined in Attachment 1 hereto ("Proved Reserves"), shall be ascribed the following Rating Factors, subject to any adjustment deemed necessary by the Committee in light of circumstances affecting the value of the Company's Proved Reserves:


         INCREASE IN                                           PARTICIPANTS' NUMERICAL        CEO RATING
       PROVED RESERVES               CLASSIFICATION                RATING FACTORS              FACTORS
----------------------------- ----------------------------- ----------------------------- ------------------
Below 15%                              Good-                                   0                         0
15% - 17.5%                            Good                            0 - 0.175                 0 - 0.349
17.6% - 22.5%                          Good+                       0.175 - 0.290             0.349 - 0.583
22.6% and above                        Excellent                   0.290 - 0.350             0.583 - 0.70

            (ii) Increases in the Company's volume of oil and gas probable reserves, as defined in Attachment 1 hereto ("Probable Reserves"), shall be ascribed the following Rating Factors, subject to any adjustment deemed necessary by the Committee in light of circumstances affecting the value of the Company's Probable Reserves:

         INCREASE IN                                           PARTICIPANTS' NUMERICAL        CEO RATING
      PROBABLE RESERVES              CLASSIFICATION                RATING FACTORS              FACTORS
----------------------------- ----------------------------- ----------------------------- ------------------
Below 15%                              Good-                                   0                         0
15% - 17.5%                            Good                            0 - 0.175                 0 - 0.349
17.6% - 22.5%                          Good+                       0.175 - 0.290             0.349 - 0.583
22.6% and above                        Excellent                   0.290 - 0.350             0.583 - 0.70

            (iii) The weighting factor for increases in Proved Reserves and Probable Reserves shall each be 0.167. In any year in which there is a positive increase in either Proved Reserves or Probable Reserves, the three year compounded average of that category of reserves which has increased for the most recent three years may be substituted for the year-to-year values if, in the judgment of the Committee, such substitute would better represent the performance of the Company in view of the fact that these are intended as long term incentives. For example, there may be a year in which a number of closings of acquisitions of producing properties occur within a short period of each other, but which would normally occur over a longer period of time and which the Committee therefore determines do not accurately reflect the longer term performance of the Company.

         The long term incentive factor shall be the average of the numerical factors for increases in Proved Reserves and Probable Reserves with Proved Reserves and Probable Reserves having equal weight within the long term incentive factor. When combined as an average, long term incentive factors will have a weight of 0.334.

                  (3) INDIVIDUAL CONTRIBUTION INCENTIVE. The Committee, in consultation with the CEO (except when the CEO is the Participant being evaluated), shall evaluate the overall performance of each Participant in contributing to the Company's achievement of its strategic objectives ("Contribution") . "Contribution" includes both an evaluation of individual contribution and an evaluation of the Participant's management of the organization for which he or she is responsible. The following Rating Factors shall be ascribed to the indicated Contribution classifications:


                               PARTICIPANTS'
                             NUMERICAL RATING           CEO RATING
    CLASSIFICATION                 FACTORS               FACTORS
    --------------           ----------------           ----------
         Good-                           0                       0
         Good                    0 - 0.175               0 - 0.349
         Good+               0.175 - 0.290           0.349 - 0.583
         Excellent           0.290 - 0.350           0.583 - 0.70

         (c) FORMULA FOR DETERMINING PERFORMANCE BONUS AWARDS. Some time after final annual Company financial results are available, the CEO shall make his recommendations as to personnel to be Participants in the Performance Bonus Award for the Participants other than himself, based on the Performance Factors and the application of the formula thereto set forth in this Section 9(c), and the CEO shall provide supporting documentation for his recommendations. Except as provided elsewhere herein, using this and other information the Committee deems appropriate, the Committee shall determine each Participant's Performance Bonus Award by (i) multiplying 0.334 by the applicable Rating Factors for the average of the short term factors, the average of the long term factors and for Contribution calculated as described in Section 9(b), (ii) adding the three products thereof to obtain a Participant's "Bonus Percentage," and (iii) multiplying the applicable Bonus Percentage by the Participant's base salary at December 31 of the year for which the Award is being determined. See Attachment 2 for a sample calculation.

         (d) COMMITTEE DISCRETION. The Committee will determine its recommendations as to actual Performance Bonus Awards taking into account the overall circumstances of the Company. The sum of the Performance Bonus Awards, for all Participants except for that of the CEO, is expected to range from 0 to 35 percent of the annual aggregate base compensation of each individual Participant other than the CEO. When, in the Committee's judgment, performance is exceptionally strong, the Committee may recommend Performance Bonus Awards which total in excess of 35 percent of the annual aggregate compensation of Participants (other than the CEO). The Performance Bonus Award for the CEO is expected to range from 0 to 70 percent of the CEO's annual base compensation.

10.      TERMINATION OF EMPLOYMENT.

         The terms and conditions under which an Award may be exercised after a Participant's termination of employment shall be determined by the Committee, except as otherwise provided herein. The conditions under which such post-termination exercises shall be permitted with respect to Incentive Stock Options shall be determined in accordance with the provisions of Section 422 of the Code and as otherwise provided in Section 6 above, provided that the Compensation Committee, in its sole discretion, may accelerate the dates upon which all or a portion of any outstanding unexercised Incentive Stock Option held by a Participant may be exercised following such termination of employment.

         (a) TERMINATION BY DEATH. Subject to Section 6(l), if a Participant's employment by the Company or any Subsidiary terminates by reason of the Participant's death or if the Participant's death occurs within three months after the termination of his or her employment, any Award held by such Participant may thereafter be exercised, to the extent such Award otherwise was then exercisable by the Participant, by the legal representative of the Participant's estate or by any person who acquired the Award by will or the laws of descent and distribution, for a period of one year from the Participant's termination of employment (as contemplated in this Section 10(a)) or until the expiration of the stated term of the Award, whichever period is the shorter. Any right of exercise under a nonvested Award held by a Participant at the time of his or her death is extinguished and terminated.

         (b) TERMINATION BY REASON OF DISABILITY. Subject to Section 6(l), if a Participant's employment by the Company or Subsidiary terminates by reason of Disability, any Award held by such Participant may thereafter be exercised by the Participant, to the extent such Award otherwise was then exercisable by the Participant, for a period of one year from the date of such termination of employment or until the expiration of the stated term of such Award, whichever period is the shorter; provided, however, that if the Participant dies within such one-year period, any unexercised Award held by such Participant shall thereafter be exercisable to the extent to which it was exercisable at the time of such death or until the expiration of the stated term of such Award, whichever period is shorter. Any right of exercise under a nonvested Award held by the Participant at the time of his or her termination by reason of Disability is terminated and extinguished.

         (c) OTHER TERMINATION. Subject to Section 6(l), if a Participant's employment by the Company or any Subsidiary is terminated for any reason other than retirement, any Award held by the Participant at the time of his or her termination shall be exercisable, to the extent otherwise then exercisable, for the lesser of three (3) months from the date of such termination or the balance of the term of the Award, and any right of exercise under any nonvested Award held by a Participant at the time of his or her termination is terminated and extinguished, provided that in the case of an Award other than an Incentive Stock Option, the Committee may extend such Award for periods determined in its discretion; provided, however, that upon termination of employment, if the Participant continues to serve, or commences serving, as a director of the Company, then in such event any Awards may continue to be held by the

Participant under the original terms thereof, with any Incentive Stock Options held by such Participant to henceforth be treated as Nonqualified Stock Options.

11.      NON-TRANSFERABILITY OF INCENTIVE STOCK OPTIONS.

         No Incentive Stock Option under the Plan, and no rights or interest therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution, after which assignment Section 10(a) hereof shall apply to exercise of the Incentive Stock Option by the assignee.
During the lifetime of a Participant, Incentive Stock Options are exercisable only by, and payments in settlement of Incentive Stock Options will be payable only to, the Participant or his or her legal representative.

12.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

         (a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

         (b) In the event of any change in capitalization affecting the Common Stock of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of shares, other form of reorganization, or any other change affecting the Common Stock, the Board, in its discretion, may make proportionate adjustments it deems appropriate to reflect such change with respect to (i) the maximum number of shares of Common Stock which may be sold or awarded to any Participant, (ii) the number of shares of Common Stock covered by each outstanding Award, and (iii) the price per share in respect of the outstanding Awards. Notwithstanding the foregoing, the Board may only increase the aggregate number of shares of Common Stock for which Awards may be granted under the Plan solely to reflect the change, if any, of the capitalization of the Company or a Subsidiary.

         (c) The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

13.      CHANGE OF CONTROL.

         (a) In the event of a Change of Control (as defined in Paragraph (b) below) of the Company, and except as the Board may expressly provide otherwise in resolutions adopted prior to the Change of Control:

              (i)  All  Stock   Options  or  Stock   Appreciation   Rights  then
         outstanding shall become fully exercisable as of the date of the Change of Control, and

             (ii) All restrictions and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of the Change of Control,

subject to the limitation that any Award which has been outstanding less than one (1) year on the date of the Change of Control shall not be afforded such treatment.

         (b) A "Change of Control" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events, other than a transaction with another person controlled by the Company or its officers or directors, or a benefit plan or trust established by the Company for its employees:

              (i) Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company with respect to which 40% or more of the total number of votes for the election of the Board may be cast;

             (ii) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

            (iii) The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

             (iv) A tender offer or exchange offer is made for shares of the Company's Common Stock (other than one made by the Company), and shares of Common Stock are acquired thereunder ("Offer"). However, the acceleration of the exercisability of outstanding Awards upon the occurrence of an Offer shall be within the discretion of the Board.

14.      AMENDMENT AND TERMINATION.

         (a) AMENDMENTS WITHOUT SHAREHOLDER APPROVAL. Except as set forth in Sections 14(b) and 14(c) below, the Board may, without further approval of the shareholders, at any time amend, alter, discontinue or terminate this Plan, in such respects as the Board may deem advisable.

         (b) AMENDMENTS REQUIRING SHAREHOLDER  APPROVAL.  Except as set forth in
Section 14(c) below, subject to changes in law or other legal requirements (including any change in the provisions of the Code and accompanying Regulations that would permit otherwise), the Board must obtain approval of the shareholders to make any amendment that would (a) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except for adjustments pursuant to Section 12 of the Plan), (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) be required to be approved by the shareholders under any rules for listed companies promulgated by any national stock exchange on which the Company's stock is traded.

         (c) PROHIBITED AMENDMENTS. Notwithstanding Sections 14(a) and 14(b), under no circumstances may the Board or Committee (i) amend, alter, discontinue or terminate the requirements set forth in Sections 6(b), 6(c), 6(j) and 6(l) with respect to Incentive Stock Options unless (a) such modifications are made to comply with changes in the tax laws, or (b) the Plan is completely terminated, or (ii) make any amendment, alteration or modification to the Plan that would impair the vested rights of a Participant under any Award theretofore granted under this Plan.

15.      MISCELLANEOUS MATTERS.

         (a) TAX WITHHOLDING. In addition to the authority set forth in Section 6(g) above, the Company shall have the right to deduct from a Participant's wages or from any settlement, including the delivery of shares, made under the Plan any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

         (b) NO RIGHT TO EMPLOYMENT. Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any Participant at any time, with or without cause.

         (c) ANNULMENT OF AWARDS. The grant of any Award under the Plan payable in cash is provisional until cash is paid in settlement thereof. Except in those circumstances set forth in Section 13 hereof, the grant of any Award payable in Common Stock is provisional until the Participant becomes entitled to the certificate in settlement thereof. Except in those circumstances set forth in
Section 13 hereof, in the event the employment of a Participant is terminated for cause (as defined below), any Award which is provisional shall be annulled as of the date of such termination for cause. For the purpose of this Section 15(c), the term "terminated for cause" means any discharge for violation of the policies and procedures of the Company or a Subsidiary or for other job performance or conduct which is detrimental to the best interests of the Company or a Subsidiary, but shall not include a termination solely related to a "Change of Control" as defined in Section 13 hereof.



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


          (d) SECURITIES LAW RESTRICTIONS. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to refer to those restrictions.

          (e) AWARD AGREEMENT. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee, in its sole discretion, shall determine.

          (f) COSTS OF PLAN. The costs and expenses of administering the Plan shall be borne by the Company.


          (g) GOVERNING LAW. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas.

          (h) EFFECTIVE DATE. This Plan, having been approved by a majority of the non-employee Board members, is effective as amended, and subject to approval by the Company's shareholders, as of May 13, 1997.

                               SWIFT ENERGY COMPANY, a Texas corporation



                               /s/ Raymond O. Loen
                               Raymond O. Loen, Chairman, Compensation Committee





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